Exhibit 10.13

DLJ Merchant Banking III, Inc.

Eleven Madison Avenue

New York, NY  10010

March 24, 2004

PRIVATE AND CONFIDENTIAL

Jostens, Inc.

5501 American Boulevard
Minneapolis, Minnesota 55437

Attention:  Robert Buhrmaster

Ladies and Gentlemen:

This letter agreement (as amended from time to time, this “Agreement”), by and among Jostens, Inc. (the “Company”), and DLJ Merchant Banking III, Inc. (“DLJMB”; and the Company and DLJMB are collectively referred to as the “Parties”), amends and restates in its entirety that certain letter agreement dated as of July 29, 2003 between the Parties, pursuant to which the Company engaged DLJMB to undertake certain monitoring services (the “Services”) on the Company’s behalf.

As compensation for the Services, the Company agrees:

(i) to pay DLJMB an annual financial advisory retainer of $1,000,000, payable in equal quarterly installments on the first business day of each calendar quarter beginning on the date hereof (for a pro rated amount in respect of the period from the date hereof through March 31, 2004) and continuing through the date of termination or expiration of this Agreement (if payable upon termination of this Agreement, such final installment to be paid on the effective date of such termination and prorated for any final period consisting of less than ninety (90) days);

(ii) to provide DLJMB with a credit beginning on the date hereof and continuing through the date of termination or expiration of this Agreement in an annual amount equal to $500,000 (the “Credit”), which Credit shall be applied solely to offset DLJMB’s payment obligations under that certain Time-Sharing Agreement, dated as of March 15, 2004, by and among the Parties, and which unused portion of such Credit shall expire on December 31 of each year and shall not be carried forward; and

(iii) to pay and reimburse DLJMB for the reasonable out-of-pocket costs and expenses, reasonably incurred by DLJMB or its affiliates in connection with (x) the Services and (y) any services provided at the request of the Company by DLJMB or members of the Company’s Board of Directors designated by DLJMB, and including, without limitation, attendance at meetings of the Company’s Board of Directors, and the other rights and obligations arising out of the ownership of shares of capital stock of the Company by DLJMB and its affiliates, including, without limitation, in each case, (A) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, (B) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, (C) transportation, per diem costs, word processing expenses or any similar expense not associated with its ordinary operations, and (D) expenses incurred in complying with legal requirements resulting from the ownership of shares in the Company by its affiliates (collectively, the “Out-of-Pocket Expenses”).

As DLJMB has acted and will be acting on your behalf, it is our practice to receive indemnification and the Company agrees to the indemnification and other obligations set forth in Annex A attached hereto, which Annex A is incorporated herein by reference and an integral part hereof.

The Company acknowledges and agrees that DLJMB has been retained hereunder solely to provide the Services set forth in this Agreement.  In such capacity, DLJMB shall act as an independent contractor, and any duties of DLJMB arising out of its engagement hereunder shall be owed solely to the Company.  Subject to applicable law, nothing in this Agreement shall in any way preclude us or our affiliates or their respective partners (both general and limited), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for our or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

The Company shall make available to DLJMB all available financial and other information concerning its business and operations which DLJMB reasonably requests and will provide DLJMB with access to the Company’s officers, directors, employees, independent accountants and legal counsel.  In performing its Services, DLJMB shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the Company or its advisors and, except as otherwise specifically agreed to in a writing signed by both parties, shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of assets.

No advice rendered by DLJMB, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without DLJMB’s prior written consent.  To the extent consistent with legal requirements, all information given to one party of this Agreement (such party the “Recipient Party”) by the other party (the “Providing Party”), including, without limitation, this Agreement, unless publicly available or otherwise available to the Recipient Party without restriction or breach of any confidentiality agreement, will be held by the Recipient Party in confidence and will not, without the Providing Party’s prior approval, be disclosed to anyone other than the Recipient’s agents and advisors who require such information to perform services for the Providing Party as contemplated by this Agreement (and who agree to use such information only in connection with such services) or used by such person for any purpose other than those contemplated by this Agreement.  Each party hereto shall be responsible for violations of its respective agents and advisors of the obligations set forth herein.

This Agreement shall be assignable by DLJMB in its sole discretion and shall be binding on successors and assigns.  This Agreement shall be terminable (i) by DLJMB at any time upon thirty (30) days’ prior written notice to the Company and (ii) by the Company at any time following the date that DLJMB (together with any investment funds or accounts managed or arranged by it) directly or indirectly owns less than 10% of its initial common equity investment in the Company; provided, however, that the Company may not terminate this Agreement prior to July 29, 2008.  Upon any termination of this Agreement, DLJMB will be entitled to prompt reimbursement of all Out-of-Pocket Expenses.  The indemnity and other provisions contained in Annex A will also remain operative and in full force and effect regardless of any termination of this Agreement.

This Agreement including Annex A attached hereto, incorporates the entire understanding of the parties and supersedes all previous agreements with respect to the subject matter hereof and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.  This Agreement shall be binding upon and inure to the benefit of the Company, DLJMB, each Indemnified Person (as defined in Annex A attached hereto) and their respective successors and assigns.

The prevailing party in any suit, action or proceeding arising out of or relating to this Agreement shall be entitled to recover from the non-prevailing party all of the attorney fees and other expenses the prevailing party may incur in such suit, action or proceeding and in any subsequent suit to enforce a judgment.

If any term, provision, covenant or restriction contained in this Agreement, including Annex A attached hereto, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

This Agreement may be executed by one or more parties to this Agreement or any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

After reviewing this letter, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this Agreement attached hereto, whereupon it shall be our binding Agreement.

Very truly yours,

DLJ MERCHANT BANKING III, INC.

By:	/s/ David Wittels
Name: David Wittels
Title: Managing Director

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE

JOSTENS, INC.

By:	/s/ Robert C. Buhrmaster
Name: Robert C. Buhrmaster
Title: Chairman of the Board and CEO

ANNEX A

This Annex A is a part of and is incorporated into that certain letter agreement (together, the “Agreement”) dated March 24, 2004 by and between Jostens, Inc. (the “Company”) and DLJ Merchant Banking III, Inc. (“DLJMB”).

The Company will indemnify and hold harmless DLJMB and its affiliates, and the respective directors, officers, agents and employees of DLJMB and its affiliates (other than the Company)  (DLJMB and each such entity or person, an “Indemnified Person”), from and against any losses, claims, damages, judgments, assessments, costs and other liabilities  (collectively “Liabilities”), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, “Expenses”) as they are incurred in investigating, preparing,  pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or  threatened litigation and whether or not any Indemnified Person  is a party (collectively, “Actions”), arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions; provided that the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above.  The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person’s rights under this Agreement (including, without limitation, its rights under this Annex A).

Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure.  The Company shall, if requested by DLJMB, assume the defense of any such Action including the employment of counsel reasonably satisfactory to DLJMB.  Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless:  (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel.  The Company shall not be liable for any settlement of any Action effected without its written consent.  In addition, the Company will not, without prior written consent of DLJMB, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action.

In the event the foregoing indemnity is unavailable to an Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company and its shareholders, on the one hand, and to DLJMB, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and DLJMB, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by DLJMB pursuant to the Agreement.  For purposes of this paragraph, the relative benefits to the Company and its shareholders, on the one hand, and to DLJMB, on the other hand, of the matters contemplated by the Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company’s shareholders, as the case may be, in the transaction or transactions that are within the scope of the Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid or to be paid to DLJMB under the Agreement.

The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. The Company acknowledges that in connection with the services provided under the Agreement, DLJMB has acted and will be acting as an independent contractor and not in any other capacity with duties owing solely to the Company.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein and, in connection therewith, the parties hereto consent to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New

York County or the United States District Court for the Southern District of New York and the respective appellate courts thereof.  Notwithstanding the foregoing, solely for the purpose of enforcing the Company’s obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this Agreement is brought by or against any Indemnified Person.  DLJMB HEREBY AGREES, AND THE COMPANY HEREBY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, DLJMB’S PERFORMANCE THEREOF OR THIS AGREEMENT.

The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person’s services under or in connection with, this Agreement.